Exhibit 99.1

                         LEUCADIA NATIONAL CORPORATION
                             315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010
                                  212-460-1900


PRESS RELEASE


April 1, 1999

FOR IMMEDIATE RELEASE
---------------------

Contact:  Laura Ulbrandt  (212) 460-1900



                          LEUCADIA NATIONAL CORPORATION
                     ANNOUNCES SIGNIFICANT CASH DIVIDEND AND
                   INCREASE IN SHARE REPURCHASE AUTHORIZATION


New York, New York .... Leucadia National Corporation (NYSE and PCX: "LUK")
announced today that its Board of Directors has approved a $12.00 per share cash dividend payable on May 21, 1999 to shareholders of record at the close of business on May 14, 1999 (the "Dividend"). The aggregate amount of the Dividend is approximately $723 million. Pursuant to a ruling from the Internal Revenue Service, the Company may pay dividends of up to $812 million and have any gain realized on the dividends treated as capital gain income. It is the Board of Directors' intention to declare a second dividend before the end of 1999 in the amount of approximately $89 million, less amounts paid to repurchase Common Shares after April 1, 1999.

Leucadia also announced today that its Board of Directors has increased the number of its Common Shares that the Company is authorized to purchase. As a result, the Company currently is authorized to purchase up to 6,000,000 Common Shares. Such purchases may be made from time to time in the open market, through block trades or otherwise. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice.

After giving effect to the payment of the Dividend, repurchases of 1,759,570 Common Shares since December 31, 1998 and the previously announced 1999 sales by the Company of its interest in Caja de Ahorro y Seguro S.A., its Russian joint venture with PepsiCo, Inc. and The Sperry & Hutchinson




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Company, Inc., the Company's consolidated shareholders' equity at December 31,
1998 would have been approximately $1.2 billion.

Payment of the Dividend and any subsequent dividend will require the Company to make an offer to purchase all of its 8-1/4% Senior Subordinated Debentures due 2005 and its 7- 7/8% Senior Subordinated Debentures due 2006, outstanding in the aggregate principal amount of $235,000,000, at a purchase price of 101% of principal, plus accrued and unpaid interest thereon pursuant to the terms of the indentures governing these Debentures. These offers are required to be made within five business days after the payment of the Dividend and any subsequent dividend, unless the terms of these Debentures can be modified on terms that are acceptable to the Company.

Leucadia National Corporation is a holding company for its consolidated subsidiaries engaged in life insurance (through Charter National Life Insurance Company and Intramerica Life Insurance Company), property and casualty insurance (through Empire Insurance Company and Allcity Insurance Company), manufacturing (through its Plastics Division) and banking and lending (principally through American Investment Bank, N.A.). The Company also currently has equity interests of more than 5% in the following domestic public companies: Carmike Cinemas, Inc. (6% of Class A Shares), GFSI Holdings, Inc. (6%), Jordan Industries, Inc. (10%), Jordan Telecommunications Products, Inc. (10%) and MK Gold Company (46%).





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